Exhibit 99.1

CONTACT:	Julie Lorigan
Senior Vice President, Investor and Media Relations
(781) 741-7775

Stacy Berns/Melissa Jaffin – Investor/Media Relations
Berns Communications Group
(212) 994-4660 or (212) 871-8701

TALBOTS REPORTS THIRD QUARTER 2008 SALES RESULTS

Company to Focus on Core Talbots Business and Pursue Sale of J. Jill Brand

Hingham, MA, November 6, 2008 – The Talbots, Inc. (NYSE: TLB) today announced third quarter sales for the thirteen weeks ended November 1, 2008. The Company also announced that it will focus on its core Talbots business and is pursuing the sale of its J. Jill brand.

Trudy F. Sullivan, President and Chief Executive Officer of The Talbots, Inc., commented, “We have made great strides in reenergizing the Talbots brand and are encouraged by both our existing and lapsed customers’ response to our product and marketing efforts. In light of the current macro-economic environment, we therefore feel it is a strong move to focus solely on executing the successful turnaround of our core brand. While we have made solid progress in improving the J. Jill brand’s operation, we have made the strategic decision to pursue its sale.”

With the Talbots brand greater than 60-year heritage and exceptionally loyal customer base, the Company is confident it can maintain its strong positive cash flow by redirecting all of its resources and capital towards its core Talbots Misses, Petites, Womans, Collection, and Accessories & Shoes concepts. The Company believes that this exclusive focus on the Talbots brand can generate significant return on investment and drive long-term increased shareholder value.

Talbots Reports Third Quarter and Year-to-Date Sales Results

Operating results of its J. Jill brand will be reclassified as discontinued operations for the third quarter of fiscal 2008 and all prior periods.  In addition, during the third quarter the Company completed the closedown of its Talbots Kids, Mens and U.K. operations and those operations will also be reclassified to discontinued operations for the third quarter of fiscal 2008 and all prior periods. Therefore, the following financial results reflect continuing operations of the Talbots Missy, Petites, Womans, Collection and Accessories and Shoes concepts only.

Talbots reported total sales for the thirteen weeks ended November 1, 2008 of $357 million, versus last year’s sales of $414 million.  Retail store sales were $303 million compared to $345 million last year.

Comparable store sales for the Talbots brand declined 13.9% for the thirteen-week period.

Direct marketing sales for the thirteen-week period were $54 million, including catalog and Internet, compared to $69 million last year.

Year-to-date sales for the thirty-nine weeks ended November 1, 2008 were $1,167 million compared to $1,280 million reported for the thirty-nine weeks ended November 3, 2007.  Retail store sales were $983 million compared to $1,084 million last year.

Comparable store sales declined 10.9% for the thirty-nine week period.

Direct marketing sales for the thirty-nine week period, including catalog and Internet, were $184 million compared to $196 million reported last year. Internet sales continue to gain traction, and now represent 59% of the total direct business, compared to 53% for the same period last year.

Ms. Sullivan continued, “Our third quarter sales results reflect a challenging macro-environment, which was exacerbated in mid-September by a meaningful decline in customer traffic resulting from consumer reaction to the financial crisis and related economic turmoil. Entering the quarter, we were cautiously optimistic given our new merchandise and marketing strategies. We did see increasing positive customer response to our new assortments, as evidenced by an improvement throughout the quarter in average unit retail, dollars per transaction as well as an increase in conversion rate. However, our overall performance was significantly impacted when consumer traffic and spending dropped off dramatically with news of the global financial fallout.”

“This is clearly a very difficult economic cycle. That said, we believe that we are effectively managing the business by preserving capital and liquidity. In the near-term, we continue to minimize discretionary spending, tightly control our inventory, and continue to drive further improvements in working capital as we focus on enhancing our cash flow to fund the successful turnaround of our Company and pay down debt.”

“We do have the benefit of having closely examined our business beginning almost a year ago and developed a comprehensive strategic plan, and those strategic efforts have been producing positive effects on our business.”

Additional Third Quarter Sales Commentary

•
Talbots brand comparable store sales trended in the negative mid single digit range through mid-September. However, the dramatic decline in customer traffic, due to consumer reaction to the financial crisis, resulted in double digit negative comps for the quarter.

•
Each of Talbots monthly “brand moments” under the leadership of the new creative and merchandising team gained momentum. The October delivery was the strongest, offering a broad assortment of casual merchandise with breadth in color and novelty, with sell-thru on new regular-price product double that of last year in stores. The direct business experienced similar trends.

•
The Talbots brand fall 2008 consumer purchase plan study found that customer reaction to new fall merchandise improved 10 percentage points over fall of 2007 - the first gain in positive customer sentiment since 2004.  Findings from the study also indicate that significantly more core customers are watching their budget and spending less on apparel this year versus last.

•
Talbots brand marketing strategy to reactivate lapsed customers, which was driven by direct mail initiatives, led to a solid increase in response rate.  The Company also experienced an increase in multichannel shoppers in the quarter.

•
Talbots has completed a strategic review of its existing supply chain management process, and has identified key areas of transformation that are expected to yield significant benefits in the near and long term.

•	Talbots ended the quarter with a lean inventory position, with total inventory down approximately 20% compared to last year.

Ms. Sullivan concluded, “As we lay the foundation for our 2009 operating and financial plan, our Board of Directors and senior management team are continuing to review all aspects of our strategic plan, including store expansion, capital expenditures, and working capital investment, as well as our dividend payout, all with a focus on maximizing our financial flexibility and building a strong capital position.”

Additional Disclosures

Given the Company’s strategic move to pursue the sale of the J. Jill brand and the current challenging environment, it is withdrawing its previously announced outlook for the second half of fiscal 2008 as it is no longer applicable. The Company plans to report third quarter operating results on Tuesday, November 25, 2008 and will provide further details at that time.

The Company believes that it will be in compliance with its acquisition term loan agreement for the third quarter fiscal 2008.

The Company does not plan to update its progress or disclose developments with respect to its decision to pursue the sale of the J. Jill brand unless or until a definitive transaction is entered into.

The Talbots, Inc. is a leading specialty retailer and direct marketer of women’s apparel, shoes and accessories. The Company currently operates stores in 876 locations in 47 states, the District of Columbia, and Canada, with 594 locations under the Talbots brand name and 282 locations under the J. Jill brand name. Both brands target the age 35 plus customer population. Talbots brand on-line shopping site is located at www.talbots.com and the J. Jill brand on-line shopping site is located at www.jjill.com.

************************************************************************
The foregoing contains forward-looking information within the meaning of The Private Securities Litigation Reform Act of 1995. These statements may be identified by such forward-looking terminology as "expect," "achieve," "plan," "look," "believe," "anticipate," "outlook," "will," "would," "should," "guidance," or similar statements or variations of such terms. All of the information concerning our financial outlook (including future profitability, future comparable stores sales, future earnings and other future financial performance or operating measures), future credit facilities, future merchandise purchases, future cash needs, and other future financial performance or financial position constitutes forward-looking information.

Our forward-looking statements are based on a series of expectations, assumptions, estimates and projections about our Company,  are not guarantees of future results or performance and involve substantial risks and uncertainty, including assumptions and projections concerning our internal plan including our budget for regular-price and markdown selling and operating cash flow for forward periods. All of our forward-looking statements are as of the date of this release only. The Company can give no assurance that such expectations or forward-looking statements will prove to be correct. Actual results may differ materially from our forward-looking statements. The Company does not undertake or plan to update or revise any such forward-looking statements to reflect actual results, changes in plans, assumptions, estimates or projections, or other circumstances occurring after the date of this release, even if such results, changes or circumstances make it clear that any forward-looking information will not be realized.

Any public statements or disclosures by us following this release which modify or impact any of the forward-looking statements contained in or accompanying this release will be deemed to modify or supersede such statements in or accompanying this release.

Our forward-looking statements involve substantial known and unknown risks and uncertainties as to future events which may or may not occur, including the following risks:  the Company’s decision concerning and the risks and uncertainties associated with the decision to pursue a sale of the J. Jill brand business including the timing, consideration which may be received or other terms of any such sale;  the impact of the continued deterioration in the U.S. economic environment, including continued negative impact on consumer discretionary spending, the disruption and significant tightening in the U.S. credit and lending markets, recessionary pressures and fluctuations in energy prices and in the value of the U.S. dollar; the success and customer acceptance of our new merchandise offerings including our fall, winter and other seasonal fashions and merchandise offerings; our ability to accurately estimate and forecast future regular-price and markdown selling and operating cash flow; achieving the Company's sales plan for the balance of the year, achieving the Company's operating cash flow plan for the year; successfully executing the Company's strategic initiatives, including supply chain initiatives, anticipated lower inventory levels, expected operating expense and other cost reductions, the success of the new promotional cadence for the Talbots brand, reduced markdown exposure and improved gross margins, the successful closing of underperforming stores; continued ability to purchase merchandise on open account purchase terms at expected levels; obtaining letter of credit facilities for merchandise purchases from vendors who require such facilities; the Company's credit facilities and its ability to obtain any necessary increases in its credit facilities as may be needed from time to time; the Company's ability to reduce spending as needed; and the Company's ability to continue to satisfy its financial covenants under its existing debt agreements. In each case, actual results may differ materially from such forward-looking information.

Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company's periodic reports filed with the Securities and Exchange Commission and available on the Talbots website at www.thetalbotsinc.com under "Investor Relations" and you are urged to carefully consider all such factors.

************************************************************************
###